Exhibit 99.1

RTI INTERNATIONAL METALS ANNOUNCES ELECTION OF

ARTHUR B. WINKLEBLACK TO BOARD OF DIRECTORS

PITTSBURGH — Dec. 5, 2013 – RTI International Metals, Inc. (NYSE:RTI), a leading vertically integrated global producer of advanced titanium and other specialty metals products and services for the commercial aerospace, defense, energy and medical device markets, announced today the election of Arthur B. Winkleblack to its Board of Directors.

Mr. Winkleblack, whose experience includes senior responsibilities in all aspects of public company financial management, will serve on the Audit Committee of the Board. His term as an independent director will begin immediately.

“We are very pleased to welcome Art to RTI’s Board of Directors, and we look forward to working with him to continue RTI’s growth and development,” Dawne S. Hickton, Vice Chair, President and CEO of RTI, said. “His deep and varied background and expertise in corporate finance is a valuable addition to our Board that we believe will help us achieve our strategic goals moving forward.”

Winkleblack’s experience includes service as Executive Vice President and Chief Financial Officer of H.J. Heinz Company, a global packaged food manufacturer, from January 2002 through June 2013. Earlier in his career, Winkleblack held senior finance roles at companies including Six Flags Entertainment, AlliedSignal and PepsiCo. He is currently a member of the Board of Directors and Audit Committee of Church & Dwight Co., Inc., a New York Stock Exchange listed manufacturer of household, personal care, and specialty products.

Winkleblack holds an MBA in Finance from the Wharton School at the University of Pennsylvania, and a BA degree in Business Economics from UCLA.

Forward-Looking Statement

This release includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information.

Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, is a leading vertically integrated global producer of advanced titanium and other specialty metals products and services for the commercial aerospace, defense, energy and medical device markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

Contact

RTI International Metals, Inc.

Dan Crookshank, Director – Investor Relations

412-893-0084

dcrookshank@rtiintl.com